UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 14, 2010

(Date of earliest event reported)

CELLCO PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-160446	22-3372889
(Commission File Number)	(IRS Employer Identification No.)

One Verizon Way Basking Ridge, NJ	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 306-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2010, Bell Atlantic Mobile Systems, Inc., an affiliate of Verizon Communications Inc. (“Verizon”), provided written notice to Vodafone Group Plc that it has designated Francis J. Shammo, the current President of Verizon Telecom and Business, to replace John F. Killian as a member of the Cellco Partnership (“Verizon Wireless”) Board of Representatives (the “Board”) and the Audit Committee of the Board (the “Audit Committee”), pursuant to Section 3.3 of the Cellco Partnership Amended and Restated Partnership Agreement dated April 3, 2000, as amended. Mr. Killian, the current Executive Vice President and Chief Financial Officer of Verizon, announced his plans to retire from Verizon effective around the end of 2010. Mr. Shammo will become Executive Vice President and Chief Financial Officer of Verizon on November 1, 2010. The preceding Board changes were effective as of the conclusion of a meeting of the Audit Committee on October 18, 2010.

From time to time Verizon Wireless may have employees who are related to our directors. Mr. Shammo has a brother-in-law who is employed by Verizon Wireless and earned approximately $317,000 in 2009, which was commensurate with the compensation of other employees in similar positions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellco Partnership
(Registrant)

Date: October 18, 2010	/s/ Steven E. Zipperstein
Steven E. Zipperstein
Vice President – Legal & External Affairs, General Counsel and Secretary